Exhibit T3B.6

CNWL OIL (ESPAÑA) S.A.

CORPORATE BY-LAWS

Article 1. CORPORATE NAME

The name of the Company shall be CNWL OIL (ESPAÑA), S.A.

Article 2. CORPORATE PURPOSE

The purpose of the Company shall be the exploration and exploitation of hydrocarbons in compliance with the Law and other applicable legal provisions and it may perform any acts and agreements related to said corporate purpose.

Article 3. REGISTERED OFFICE

The company shall have its registered office in Madrid, at c/ Orense 58, 11B.

Article 4. DURATION

The Company is organized for an unlimited duration and have commenced its business on the date of its incorporation.

Article 5. CAPITAL

The capital stock is 787,416 euros and shall be represented by 140,610 shares of the same class and series, each with a par value of 5.60 euros, to the bearer, fully subscribed for and paid up, serially numbered from 1 through 140,610, both numbers included.

Article 6. TRANSFER OF SHARES

The shares shall be freely transferable.

Article 7. SHAREHOLDER RIGHTS

Each share confers upon its holder shareholder status and the right to one vote, in addition to the rest of the rights established by the Law in force.

Article 8. CO-OWNERSHIP, USUFRUCT AND PLEDGE OVER SHARES

The shares are indivisible. Co-owners of a single share shall designate a single person to exercise the shareholder rights and shall be jointly and severally liable to the Company for any obligations arising from their shareholder status. The usufruct and pledge over shares shall be governed by the provisions of the Law.

Article 9. MANAGEMENT OF THE COMPANY

The Company shall be governed by the Shareholders’ Meeting and by a Board of Directors.

Article 10. SHAREHOLDERS’ MEETING

The shareholders assembled as a Shareholders’ Meeting shall have supreme authority to decide on any matters of the Company within the authority of the Shareholders Meeting.

Article 11. ANNUAL AND SPECIAL SHAREHOLDERS’ MEETING

Shareholders’ Meetings may be annual or special and shall be called by the Directors or liquidators.

The Annual Shareholders’ Meeting, previously called, shall necessarily assemble within the first six months of each year to review the management of the company, approve, if fitting, the financial statements for the preceding year and resolve on the allocation of profit or loss of the year. Any other Shareholders’ Meeting shall be deemed a Special Shareholders’ Meeting.

Article 12. SHAREHOLDERS’ MEETING – ATTENDANCE – REPRESENTATION – PROCEDURE

Shareholders’ Meetings shall be called through an announcement published in the Official Gazette of the Commercial Registry and in one of the newspapers most widely circulated in the province of the domicile, at least one month in advance of the date established for the meeting. The announcement shall state the company’s name the date and time on which the Shareholders’ Meeting is to assemble at first and second call and the matters to be discussed and the position of the persons calling the meeting. Special Shareholders’ Meetings may be called by the Directors when they deem this necessary or advisable in the interest of the Company and they shall necessary call such meetings at the request of shareholders holding at least 5% of the capital stock, stating in the request the issues to be dealt with.

The Shareholders meeting shall be called within one month after it has been notarially requested to the Administrators to call it including in the agenda the requested issues.

Between the first and the second call there must be at least twenty four hours.

Notwithstanding the above, the Shareholders’ Meeting shall be deemed to have been called and to be validly assembled to discuss any matter whenever the entire capital is present and the shareholders unanimously accept that the meeting be held. The resolutions of the Shareholders Meeting must be adopted by the majority of votes. Except for such instances in which the law or this bylaws requires qualified majorities or which legally need to be adopted.

The Shareholders’ Meeting shall be validly assembled at first call where the shareholders present in person or by proxy hold at least 50% of the subscribed voting capital and, at second call, regardless of the capital present at the meeting.

To resolve on the issue of debentures, the increase or reduction of capital, the re-registration of the Company in another corporate form, the merger or spin off of the Company and, in general, any amendment to the Corporate Bylaws, imposing any limits to the preferred acquisition right, the move abroad of the domicile and the assignment in whole of the assets and liabilities, it shall be necessary, at first call, for shareholders to be present in person or by proxy holding at least 75% of the subscribed voting capital and, at second call, the presence of 50% of such capital shall suffice. Resolutions shall always be adopted by a majority of the capital present or represented.

Directors shall attend Shareholders’ Meeting either in person or by proxy, unless they are reasonably unable to do so and this shall be recorded in the Minutes. Attendance by electronic means that guarantee the identification of the person in compliance with the legal requirements is envisaged. The Chairman may authorize the attendance of any Managers or Technical Personnel he deems appropriate from time to time, though the Shareholders Meeting may override such authorization. Any shareholder having the right to attend may be represented at the Shareholders’ Meeting by another person who need not be a shareholder, proxies to be conferred in writing and especially for each Shareholders’ Meeting.

Shareholders’ Meetings shall be held in the town or city where the company has its registered office at may be extended for one or more consecutive days at the request of the Directors or of one quarter of the capital present; they shall be presided over by the Chairman of the Board of Directors and, in his absence, by the shareholder elected by the shareholders present. The Chairman shall be assisted by the Secretary of the Board of Directors or by person designated by the shareholders present, as the case may be.

Article 13. THE BOARD OF DIRECTORS

The Board of Directors shall consist of no less than three and no more than nine members. Directors shall be elected by the Shareholders’ Meeting and need not be shareholders of the Company or be obliged to furnish security.

The appointed Directors shall hold office for five years and may be reelected any number of times. The Board of Directors shall elect from among its members the Chairman of the Board and may appoint one or more Deputy Chairmen and one or more Managing Directors. The Board of Directors may appoint one Secretary and one or more Deputy Secretaries who need not be shareholders or directors.

Should any vacancy arise in the Board of Directors, not being any alternates, the Board itself shall have authority to appoint a substitute who shall be a shareholder and shall hold office until the next Shareholders’ Meeting is held and ratifies his office or appoints another person to replace him.

Article 14. POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall have the fullest powers to represent the Company, with the sole limitation of the powers that are reserves solely to the Shareholders Meeting by the Law.

The Board of Directors shall particularly have the following powers:

1) To represent the Company before any body of the Public Authority, either central or local or semi-public, and before any Tribunals and Courts; and before any natural or legal persons, public or private, without any limitation or restriction.

2) To manage and administer the corporate affairs and interests of the Company in compliance with the Law, attending their management in an ongoing manner. For such purpose it may establish the rules of government and system of management and operation of the Company, organizing and regulating its services.

3) To appoint, post and remove any personnel of the Company, establishing their duties and remuneration.

4) To purchase or acquire in any manner and sell or dispose of in any manner any movable or real property and rights of the Company.

5) To take money on loan from any Banks or financial or credit Institutions offering financial security or otherwise, including security over real estate.

6) To lease movables or real estate of any kind without limitation as regards the term, prices or other conditions.

7) To open, maintain, operate and close, in the name of the Company, current, special, savings and other accounts, depositing amounts therein and drawing on such funds through checks, bills of exchange, promissory notes and other documents.

8) To draw, accept, secure, endorse, collect and submit for trading and discount bills of exchange, promissory notes and any other strict orders of payment and to protest them for lack of acceptance or payment.

9) To receive payments of amounts due or owned by the Company for any reason for any reason from any individual or legal person, including amounts receivable or deposits of the Public Treasury, Tax Offices or other state or semi-public bodies; to sign receipts and issue letters of payment for such amounts, render and demand the rendering of accounts, contesting or approving them; to create, cancel or withdraw deposits of any kind including with the Government Depository (Caja General de Depósitos) or its Branches.

10) To collect letters sent by ordinary or registered mail and shipments addressed to the Company, to open them and, in general, to open and sign any correspondence of the Company; to keep any books of the Company, in compliance with the Law, as may be necessary or advisable.

11) To request entries and registrations on the records and books of the Company; to pay taxes, submitting the tax returns demanded by the tax laws; to bring claims against the allocation and calculation of the taxable amounts should they be deemed inappropriate; to appeal any decisions of the authorities and civil servants of the State, Province and Municipal Authority, as may be deemed inappropriate; to file claims, serve notices and lodge appeals before the authorities, bodies and civil servants in question.

12) To make execute and sign any contracts and agreements relating to the purposes and objectives of the Company, freely agreeing any arrangement, commitment and obligation.

13) To represent the Company in any auctions or procedures for award, submitting bids and accepting the results thereof; to represent the Company and exercise all its rights without limitation in any suspension of payments, bankruptcy or similar proceeding.

14) To reach settlement in court or out of court relating to matters subject to court proceedings or otherwise, and to submit any dispute in which the Company may have an interest to the decision or arbitrators.

15) To confer and sign powers of attorney upon Lawyers and Court Solicitors to represent the Company before any Court of justice, as plaintiff, defendant or in any other capacity, conferring upon such attorneys in fact any powers deemed advisable without restriction.

16) To decide and resolve on the creation, cancellation or relocation of Branches of the Branch (sic.).

The above list is merely informative and implies no limitation, it to be understood that the Board of Directors shall have authority to exercise the fullest powers with the exception contemplated in the first paragraph of this Article.

Article 15. PROCEDURE OF THE BOARD

The Board of Directors shall be called by the Chairman or by the person acting as such, on his own initiative or at the request of at least two Directors. The Board shall be validly assembled where half plus one of its members are present, in person or by proxy, unless a higher quorum is required by law. Each Director may, through a letter or telegram addressed to the Chairman, appoint another Director to act as his proxy. Ballots held through the written procedure and without assembly shall be valid provided that none of the Directors has objected to such procedure.

Resolutions shall be adopted by an absolute majority of the Directors present, although the permanent delegation of any power to the Executive Committee or to the Managing Director or the appointment of the person to hold such offices shall require the vote in favor of two thirds of the members of the Board

The discussions and resolutions of the Board shall be recorded in a minutes book each set of minutes to be signed by the Chairman and by the Secretary.

Article 16. FINANCIAL YEAR – ANNUAL FINANCIAL STATEMENTS

The financial year shall commence on the 1st of January and end on the 31st of December each calendar year and the directors shall prepare, with reference to the closing of each year at December 31 each year and within the following three months the appropriate balance sheet, income statement, notes to the financial statements, management report and proposal for the allocation of profit or loss. The annual financial statements and the management report shall be reviewed by auditors, other than in the case of an abridged balance sheet. The annual financial statements shall be submitted to the Shareholders’ Meeting for approval.

Article 17. DISTRIBUTION OF RESULTS

The profits of each financial year established as provided for in the above Article shall be distributed as may be resolved by the Shareholders’ Meeting, in accordance with the approved balance sheet and in compliance with the Law and, after the provisions established by law or under the bylaws have been made and only provided that the net equity is not and will not become due to such distribution lower than the capital stock. In any event, an amount equal to 10% of the profit shall be allocated to the statutory reserve until such reserve reaches, at least, 20% of the capital stock.

Should there be losses from previous fiscal years that would make the figure of the Company’s net assets lower than the share capital, the profits will be used to compensate such losses.

Article 18. DISSOLUTION AND LIQUIDATION OF THE COMPANY

The Company shall be dissolved by a resolution of the Shareholders’ Meeting adopted in compliance with the Law and in other events of dissolution established.

The Shareholders’ Meeting that resolves the dissolution shall appoint the liquidators, always in an odd number with the powers established by the Law or by the Shareholders’ Meeting.